Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS FOURTH QUARTER
AND FISCAL 2014 RESULTS

ANNOUNCES NEW $1.4 BILLION STOCK REPURCHASE PROGRAM,
18% INCREASE IN QUARTERLY CASH DIVIDEND,
AND PROVIDES FIRST QUARTER AND FISCAL 2015 GUIDANCE

Dublin, California, February 26, 2015 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share of $1.20 for the fourth quarter ended January 31, 2015, up 18% from $1.02 in the prior year. Net earnings grew to $249 million, up from $218 million for the same period last year. Sales for the fiscal 2014 fourth quarter rose 11% to $3.033 billion, with comparable store sales up 6% over the prior year.

For the fiscal year ended January 31, 2015, earnings per share were $4.42, up 14% from $3.88 for fiscal 2013. Net earnings rose to $925 million, compared to $837 million in the prior year. Sales for the 2014 fiscal year grew 8% to $11.042 billion, with same store sales up 3% over fiscal 2013.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our fourth quarter sales and earnings, both of which were well ahead of our expectations, as our value offering on a wide assortment of name brand bargains and gifts resonated well with our customers. Our 2014 fourth quarter operating margin grew 45 basis points to 13.1%, benefiting from slightly higher merchandise gross margin and leverage on expenses from our robust comparable sales gain.”

Ms. Rentler continued, “For the 2014 fiscal year, our earnings per share rose a solid 14% on top of strong multi-year increases. In addition, our fiscal 2014 operating margin increased 35 basis points to 13.5%.”

New Two-Year $1.4 Billion Stock Repurchase Program and 18% Increase in Cash Dividend

The Company announced that its Board of Directors recently approved a program to repurchase $1.4 billion of its common stock over the next two years through fiscal 2016. At recent stock prices, this new authorization represents about 7% of the Company’s total market value and a 27% increase over the prior two-year $1.1 billion authorization that was completed in January 2015.

The Board also recently approved an increase in the quarterly cash dividend to $.235 per share, up 18% on top of an 18% increase in the prior year. This higher quarterly dividend is payable on March 31, 2015 to stockholders of record as of March 9, 2015.

In commenting on these actions, Ms. Rentler said, “Our larger two-year $1.4 billion stock repurchase authorization and increase in the quarterly cash dividend demonstrate our ongoing confidence in the Company’s ability to generate significant amounts of cash after funding our growth and the other capital needs of our business. We have repurchased stock as planned every year since 1993 and also raised our cash dividend annually since 1994. This consistent record reflects our unwavering commitment to enhancing stockholder value and returns.”

A total of 7.4 million shares of common stock were repurchased during fiscal 2014, for an aggregate purchase price of $550 million. During the fourth quarter, the Company repurchased 1.5 million shares for a total price of $132 million.

Fiscal 2015 Guidance

Looking ahead, Ms. Rentler said, “As we enter 2015, we continue to face ongoing uncertainty and volatility in the macro-economic and retail climates. While we hope to do better, based on these external factors and our own challenging multi-year sales and earnings comparisons, we are remaining somewhat cautious in our outlook.”

For the fiscal 2015 year ending January 30, 2016, the Company is forecasting same store sales to grow 1% to 2% and earnings per share of $4.60 to $4.80, up from $4.42 in fiscal 2014. For the first quarter ending May 2, 2015, comparable store sales are projected to increase 2% to 3% with earnings per share forecast in the range of $1.21 to $1.26, up from $1.15 for the same period last year.

The Company will host a conference call on Thursday, February 26, 2015 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2014 results and management’s outlook and plans for fiscal 2015. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #81791641 until 8:00 p.m. Eastern time on March 5, 2015, as well as on the Company’s website.

Forward-Looking Statements:  This press release on our corporate website contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; effectively protecting against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoiding resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2013, Form 10-Qs for fiscal 2014 and 8-Ks for fiscal 2014 and 2015.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2014 revenues of $11.0 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,210 locations in 33 states, the District of Columbia and Guam at fiscal 2014 year end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 152 dd’s DISCOUNTS® in 15 states at the end of fiscal 2014 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	January 31,	February 1,	January 31,	February 1,
($000, except stores and per share data, unaudited)	2015	2014	2015	2014

Sales	$3,032,698	$2,741,040	$11,041,677	$10,230,353

Costs and Expenses
Cost of goods sold	2,203,570	1,992,101	7,937,956	7,360,924
Selling, general and administrative	430,342	401,345	1,615,371	1,526,366
Interest expense (income), net	2,406	(129)	2,984	(247)
Total costs and expenses	2,636,318	2,393,317	9,556,311	8,887,043

Earnings before taxes	396,380	347,723	1,485,366	1,343,310
Provision for taxes on earnings	147,850	129,770	560,642	506,006
Net earnings	$248,530	$217,953	$924,724	$837,304

Earnings per share
Basic	$1.21	$1.04	$4.47	$3.93
Diluted	$1.20	$1.02	$4.42	$3.88

Weighted average shares outstanding (000)
Basic	204,557	210,293	206,777	212,881
Diluted	206,731	213,181	209,039	215,805

Dividends
Cash dividends declared per share	$0.20	$0.17	$0.80	$0.51

Stores open at end of period	1,362	1,276	1,362	1,276

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 31, 2015	February 1, 2014
Assets

Current Assets
Cash and cash equivalents	$696,608	$423,168
Short-term investments	500	12,006
Accounts receivable	73,278	62,612
Merchandise inventory	1,372,675	1,257,155
Prepaid expenses and other	106,778	101,991
Deferred income taxes	12,951	10,227
Total current assets	2,262,790	1,867,159

Property and equipment, net	2,273,752	1,875,299
Long-term investments	3,110	3,710
Other long-term assets	163,482	150,629
Total assets	$4,703,134	$3,896,797

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,000,700	$779,455
Accrued expenses and other	385,325	359,929
Accrued payroll and benefits	256,141	235,324
Income taxes payable	17,202	18,349
Total current liabilities	1,659,368	1,393,057

Long-term debt	398,375	150,000
Other long-term liabilities	279,500	287,567
Deferred income taxes	86,681	58,871

Commitments and contingencies

Stockholders’ Equity	2,279,210	2,007,302
Total liabilities and stockholders’ equity	$4,703,134	$3,896,797

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 31, 2015	February 1, 2014

Cash Flows From Operating Activities
Net earnings	$924,724	$837,304
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	232,959	206,111
Stock-based compensation	53,001	46,847
Deferred income taxes	25,086	(15,250)
Tax benefit from equity issuance	29,759	27,661
Excess tax benefit from stock-based compensation	(29,415)	(26,906)
Change in assets and liabilities:
Merchandise inventory	(115,520)	(47,918)
Other current assets	(16,410)	(9,875)
Accounts payable	204,158	(4,104)
Other current liabilities	69,568	(18,562)
Other long-term, net	(5,045)	26,695
Net cash provided by operating activities	1,372,865	1,022,003

Cash Flows From Investing Activities
Additions to property and equipment	(646,691)	(550,515)
Increase in restricted cash and investments	(4,329)	(2,895)
Purchases of investments	—	(12,012)
Proceeds from investments	12,021	1,614
Net cash used in investing activities	(638,999)	(563,808)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	29,415	26,906
Proceeds from issuance of long-term debt	245,676	—
Issuance of common stock related to stock plans	21,978	19,074
Treasury stock purchased	(39,041)	(29,851)
Repurchase of common stock	(550,000)	(550,000)
Dividends paid	(168,454)	(147,917)
Net cash used in financing activities	(460,426)	(681,788)

Net increase (decrease) in cash and cash equivalents	273,440	(223,593)

Cash and cash equivalents:
Beginning of period	423,168	646,761
End of period	$696,608	$423,168

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$9,668
Income taxes paid	$510,145	$506,182